EXHIBIT 2.5

STOCK PURCHASE AGREEMENT

between

WILLIAM A. VAN LENT

and

LAKELAND INDUSTRIES, INC.

dated as of

December 16, 2024

i

ii

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 16, 2024, is entered into between WILLIAM A. VAN LENT, an individual (“Seller”), and LAKELAND INDUSTRIES, INC., a Delaware corporation (“Buyer”).

WHEREAS, Veridian Limited, an Iowa corporation (the “Company”), is in the business of designing, manufacturing, producing, distributing and selling fire-fighter protective clothing and gear, including, without limitation, hoods, gloves, suspenders, boots, pants and jackets (the “Business”);

WHEREAS, Seller owns all of the issued and outstanding shares of common stock of the Company (the “Shares”);

WHEREAS, concurrently with the execution of this Agreement and effective as of the Closing, the Company is entering into that certain Employment Letter with Seller in the form attached hereto as Exhibit A (the “Employment Letter”);

WHEREAS, concurrently with the execution of this Agreement and effective as of the Closing, the Company is entering into that certain Lease Agreement with Seller (or his Affiliate) in the form attached hereto as Exhibit B (the “Spencer Lease”), regarding the occupancy and use of the Spencer Office;

WHEREAS, concurrently with the execution of this Agreement and effective as of the Closing, the Company is entering into that certain Lease Agreement with Seller (or his Affiliate) in the form attached hereto as Exhibit C (the “Des Moines Lease”), regarding the occupancy and use of the Des Moines Office;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein by reference) and the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjoining Property” has the meaning set forth in Section 4.21(d).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AI System” means any system or Software that (a) consists of, incorporates or uses artificial intelligence (including as implemented through any neural network, large language model, machine learning, natural language processing or supervised, semi-supervised, unsupervised or reinforcement learning algorithms or other technologies now existing or that may exist in the future) or (b) is otherwise designed to or can operate with varying levels of autonomy and infers, for explicit or implicit objectives, from the input it receives, how to generate output such as predictions, content, recommendations or decisions that can influence physical or virtual environments.

“Allocation Schedule” has the meaning set forth in Section 8.10(b).

“Ancillary Documents” means the Employment Letter, the Spencer Lease, the Des Moines Lease and the other agreements, instruments and documents required to be delivered at the Closing.

“Annual Financial Statements” has the meaning set forth in Section 4.06.

“At Risk of Obsolescence Inventory” means the inventory on the books and records of the Company that is marked as “at risk of obsolescence” and for which adequate reserves have been established on the Financial Statements.

“Balance Sheet” has the meaning set forth in Section 4.06.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Basket” has the meaning set forth in Section 9.04(a).

“Benefit Plan” has the meaning set forth in Section 4.22(a).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Huntsville, Alabama are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Cap” has the meaning set forth in Section 9.04(a).

“Cash” means cash and cash equivalents less Restricted Cash.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.  §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash” means Cash in the Company, determined as of the open of business on the Closing Date.

“Closing Date” has the meaning set forth in Section 3.01.

2

“Closing Date Payment” has the meaning set forth in Section 2.03(a)(ii)(A).

“Closing Indebtedness” has the meaning set forth in Section 2.03(b)(i)(C).

“Closing Indebtedness Certificate” means a certificate executed by Seller, certifying on behalf of the Company the aggregate total of all outstanding Indebtedness as of the open of business on the Closing Date (including an itemized list of each such outstanding Indebtedness, the Person to whom such outstanding Indebtedness is owed and wire instructions for such Person).

“Closing Transaction Expenses” has the meaning set forth in Section 2.03(b)(i)(D).

“Closing Transaction Expenses Certificate” means a certificate executed by Seller, certifying on behalf of the Company the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense, the Person to whom such expense is owed and wire instructions for such Person).

“Closing Net Working Capital” means Current Assets less Current Liabilities, determined as of the open of business on the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.03(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 4.03(a).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

3

“Current Assets” means only those current assets of the Company in the categories set forth in the Calculation of Net Working Capital, attached hereto as Annex A, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end.

“Current Liabilities” means only those current liabilities of the Company in the categories set forth in the Calculation of Net Working Capital, attached hereto as Annex A, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end.

“Cutter Equipment Loan” means that certain obligation of the Company in favor of U.S. Bank Equipment Finance, a division of U.S. Bank N.A., evidenced by that certain Equipment Finance Agreement, dated February 12, 2024, and the other documents and instruments supplementary thereto.

“Des Moines Lease” has the meaning set forth in the recitals.

“Des Moines Office” means that certain premises located at 1301 Ohio Street, Des Moines, Iowa 50314, as further described and identified in the Des Moines Lease.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.03(b)(iv).

“Dollars” or “$” means the lawful currency of the United States.

“Employment Letter” has the meaning set forth in the recitals.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

4

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.  §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.  §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; the Occupational Safety and Health Act of 1970, as amended, and 29 U.S.C. §§ 651 et seq.; Reporting and Recordkeeping Requirements for Certain Per- and Polyfluoroalkyl Substances, 40 CFR § 705 et seq.; as well as California Proposition 65, Cal. Health & Safety Code §§ 108970, 108971, and other state analogs.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Cash” means Seller’s good faith estimate of Cash in the Company, determined as of the open of business on the Closing Date.

“Estimated Closing Statement” has the meaning set forth in Section 2.03(a)(i).

“Estimated Net Working Capital” means Seller’s good faith estimate of Closing Net Working Capital.

“Estimated Indebtedness” has the meaning set forth in Section 3.02(a)(ii)(A).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.02(a)(ii)(B)).

“Excluded Assets” has the meaning set forth in Section 4.11(a).

“FAR” has the meaning set forth in Section 4.25(i).

“Financial Statements” has the meaning set forth in Section 4.06.

5

“Fundamental Representations and Warranties” means, collectively, the representations and warranties contained in Section 4.01 (Organization and Qualification of the Company), Section 4.02 (Authority of the Company; Enforceability), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries), Section 4.05 (No Conflicts; Consents), Section 4.28 (Brokers), Section 5.01 (Ownership of Shares), Section 5.02 (Authority of Seller; Enforceability), Section 5.03 (No Conflicts; Consents), Section 5.04 (Brokers), Section 6.01 (Organization of Buyer), Section 6.02 (Authority of Buyer; Enforceability), Section 6.03 (No Conflicts; Consents) and Section 6.04 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Bid” means any submission, quotation, bid or proposal that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any agreement, contract, grant, cooperative agreement, other transaction agreement, cooperative research and development agreement, task order, delivery order, purchase order, subcontract, subaward, blanket purchase agreement, basic ordering agreement, teaming agreement, lease, license, instrument, commitment, Indebtedness, Liabilities or any other contractual agreement of any kind or other obligations between the Company, on the one hand, and on the other (a) any Governmental Authority or higher-tier contractor to any Governmental Authority in its capacity as such, or (b) any subcontractor or supplier to the Company under a Government Contract described in (a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and other emerging contaminants.

“Holdback Amount” means $2,500,000.00.

“Holdback Expiration Date” means the one (1) year anniversary of the Closing Date.

“Holdback Offset Amount” has the meaning set forth in Section 2.05.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Net Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease and equipment finance obligations other than the Cutter Equipment Loan; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

6

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.03(b)(iv).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) design packages for products manufactured or produced in connection with the Business; (j) rights of publicity, including but not limited to, rights in, arising out of, or associated with a Person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy and similar rights, in each case whether currently existing or hereafter developed or acquired, arising under statutory law, common law or by contract, and whether or not perfected, registered or issued, including all applications, disclosures, registrations, issuances and extensions with respect thereto; (k) all other intellectual or industrial property and proprietary rights; and (l) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

“KJ” has the meaning set forth in Section 10.13.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Seller or any director or officer of the Company, after reasonable inquiry.

7

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 4.11(b).

“Liabilities” has the meaning set forth in Section 4.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any of the Company’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its Business and operates.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.17(a).

“Material Suppliers” has the meaning set forth in Section 4.17(b).

“Multiemployer Plan” has the meaning set forth in Section 4.22(c).

“Net Working Capital Deficit” has the meaning set forth in Section 2.03(c)(ii).

“Patents” has the meaning set forth in the definition of Intellectual Property.

8

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.11(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PFAS Certifications” has the meaning set forth in Section 4.21(h)

“Platform Agreements” has the meaning set forth in Section 4.13(j).

“Post-Closing Adjustment” has the meaning set forth in Section 2.03(c)(i).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“PPP Lender” means Northwest Bank.

“PPP Loan” means the loan disbursed to the Company in connection with the “Paycheck Protection Program” pursuant to that certain Promissory Note, dated as of April 15, 2020, in the original principal amount of $716,200.00, made by the Company in favor of the PPP Lender, as modified by that certain Modification Agreement, dated September 30, 2020.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 8.03.

“Preferred Bidder Status” means any status based on any representation, individually or as a member of a joint venture, as a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program or qualification under any other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under section 8(a) of the Small Business Act) or other “set aside” status or as a concern meeting the eligibility requirements of the Small Business Innovation Research or Small Business Technology Transfer programs.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 4.22(c).

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

9

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.03(b)(iii).

“Restricted Business” means the design, manufacturing, production, distribution and sale of fire-fighter protective clothing, gear and equipment as well as any business or activity competitive with the Business as conducted, or as presently proposed to be conducted, as of the Closing Date.  For the avoidance of doubt, the design, manufacture, production, distribution and sale of protective gloves for military use shall not be deemed to be a Restricted Business.

“Restricted Cash” means cash and cash equivalents reserved by the Company for a specific purchase, such as to make deposits, to secure loan obligations, to maintain customer deposits or as otherwise noted by the Company in its Financial Statements.

“Restricted Period” has the meaning set forth in Section 7.02(a).

“Review Period” has the meaning set forth in Section 2.03(b)(ii).

“SBA” means the U.S.  Small Business Administration.

“Section 338(h)(10) Election” has the meaning set forth in Section 8.10(a).

“Section 338(h)(10) Gross Up Amount” means: (a) if the Section 338(h)(10) Election is made pursuant to Section 8.10(a), an amount equal to $120,000.00, and (b) if the Section 338(h)(10) Election is not made, an amount equal to $0.00.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Shares” has the meaning set forth in the recitals.

“Single Employer Plan” has the meaning set forth in Section 4.22(c).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Spencer Lease” has the meaning set forth in the recitals.

“Spencer Office” means that certain premises located at 3710 W.  Milwaukee Street, Spencer, Iowa 51301, as further described and identified in the Spencer Lease.

“Statement of Objections” has the meaning set forth in Section 2.03(b)(iii).

“Straddle Period” has the meaning set forth in Section 8.04.

“Target Net Working Capital” means $6,259,162.00.

10

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, non-US capital stock, social security, disability, value added, alternative, add-on minimum, escheat and unclaimed property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 8.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means worldwide and any State in which the Company operates or conducts the Business as of Closing, including, without limitation, Iowa and Arkansas.

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means all fees and expenses incurred by the Company, Seller or their Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents and the performance and consummation of the transactions contemplated hereby and thereby.

“Undisputed Amounts” has the meaning set forth in Section 2.03(b)(iv).

“Union” has the meaning set forth in Section 4.23(b).

“Waiving Parties” has the meaning set forth in Section 10.13.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be $25,000,000.00, subject to adjustment pursuant to Section 2.03 below (the “Purchase Price”).

11

Section 2.03 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) Estimated Closing Statement. At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth Seller’s good faith estimates of:

(A) Estimated Net Working Capital, including supporting calculations or documentation reasonably satisfactory to Buyer;

(B) Estimated Cash, including supporting calculations or documentation reasonably satisfactory to Buyer;

(C) the Closing Indebtedness Certificate; and

(D) the Closing Transaction Expenses Certificate;

and which shall contain (X) an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and (Y) wire instructions for Seller (such statement, the “Estimated Closing Statement”).

(ii) Closing Date Payment. At the Closing, the Purchase Price shall be adjusted on a dollar-for-dollar basis in the following manner:

(A) either (1) an increase by the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital;

(B) an increase by the amount of Estimated Cash;

(C) a decrease by the outstanding Indebtedness of the Company as of the open of business on the Closing Date (which shall in no event be an amount less than the amounts paid by the Buyer pursuant to Section 3.02(a)(ii)(A)); and

(D) a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date (which shall in no event be an amount less than the amounts paid by the Buyer pursuant to Section 3.02(a)(ii)(B)).

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(b) Post-Closing Adjustment.

(i) Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of:

(A) Closing Net Working Capital, including supporting calculations or documentation reasonably satisfactory to Seller;

(B) Closing Cash, including supporting calculations or documentation reasonably satisfactory to Seller;

12

(C) the outstanding Indebtedness of the Company as of the open of business on the Closing Date (the “Closing Indebtedness”); and

(D) the unpaid Transaction Expenses of the Company as of the open of business on the Closing Date (the “Closing Transaction Expenses”);

and which shall contain (X) an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and (Y) wire instructions for Buyer (if appropriate) (such statement, the “Closing Statement”).

(ii) Examination and Review. After receipt of the Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and its Representatives shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Representatives to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(iii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement (and the calculations contained therein) and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller and shall be final and binding. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller shall be final and binding.

(iv) Resolution of Disputes; Independent Accountant. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Buyer and Seller (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. If either Buyer or Seller fails to submit a statement regarding any Disputed Amounts to the Independent Accountant within the time determined by the Independent Accountant or otherwise fails to give the Independent Accountant access as reasonably requested, then the Independent Accountant shall render a decision based solely on the evidence timely submitted and the access afforded to the Independent Accountant by Buyer and Seller. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer, and if the Independent Accountant ultimately resolves such items by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant will be allocated thirty percent (30%) (i.e., 300 ÷ 1,000) to Buyer and seventy percent (70%) (i.e., 700 ÷ 1,000) to Seller. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.03(b)(iv) shall be the exclusive mechanism for resolving disputes regarding the subject matter of this Section 2.03(b)(iv).

13

(c) Payments of Post-Closing Adjustment.

(i) The post-closing adjustment to the Purchase Price shall be an amount equal to:

(A) the Closing Net Working Capital (as finally determined in accordance with Section 2.03(b)) minus the Estimated Net Working Capital; plus

(B) the Closing Cash (as finally determined in accordance with Section 2.03(b)) minus the Estimated Cash; plus

(C) the Closing Indebtedness (as finally determined in accordance with Section 2.03(b)) minus the Estimated Indebtedness; plus

(D) the Closing Transaction Expenses (as finally determined in accordance with Section 2.03(b)) minus the Estimated Transaction Expenses; plus

(E) the Section 338(h)(10) Gross Up Amount.

The net amount after giving effect to the calculation listed above shall be the “Post-Closing Adjustment.”

(ii) If the Post-Closing Adjustment is a negative number (the absolute value of such amount, the “Net Working Capital Deficit”), within five (5) Business Days after the final determination of the Post-Closing Adjustment, (A) Buyer shall deduct from the Holdback Amount, and release back to Buyer, the Net Working Capital Deficit and, (B) to the extent the Net Working Capital Deficit exceeds the amounts available to the Buyer in the Holdback Amount, Seller shall pay the amount of such excess by wire transfer of immediately available funds to an account designated in writing by Buyer to Seller.

14

(iii) If the Post-Closing Adjustment is a positive number, within five (5) Business Days after the final determination of the Post-Closing Adjustment, Buyer shall pay the amount of the Post-Closing Adjustment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.

(d) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.04 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made to the extent timely paid. To the extent Buyer, the Company or any other withholding agent determines that it may need to deduct and withhold any Tax on any payment made pursuant to this Agreement, Buyer, Company and any other withholding agent shall provide written notice to such Person of its intent to withhold at least ten (10) days prior to such deduction or withholding, and the Parties shall cooperate in good faith to reduce or eliminate any such withholding to the extent permitted under applicable Law.

Section 2.05 Holdback. Buyer shall set-off or recoup any Losses which have been finally determined to be owed by Seller to Buyer, whether directly or indirectly, pursuant to ARTICLE VIII or ARTICLE IX and any amounts which have been finally determined by be owed by Seller to Buyer pursuant to Section 2.03 (such amounts collectively, the “Holdback Offset Amount”) against the Holdback Amount, which is otherwise payable by Buyer to Seller, upon written notice to Seller specifying in reasonable detail the basis for such set-off or recoupment. On the Holdback Expiration Date, Buyer will promptly pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer the balance of the Holdback Amount, less (i) any Holdback Offset Amounts for which Buyer delivered a notice on or prior to the Holdback Expiration Date, less (ii) any amount reasonably estimated by Buyer to cover any unresolved or otherwise unpaid claims under ARTICLE VIII or ARTICLE IX.

ARTICLE III

CLOSING

Section 3.01 Closing. The consummation and closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures related to the transactions contemplated hereby on the date hereof (the “Closing Date”). All Closing transactions shall be deemed to take place simultaneously and no one of them shall be deemed to have occurred until all shall have occurred. The Closing will be deemed effective as of 12:00:01 a.m. (Central Time) on the Closing Date.

Section 3.02 Closing Deliverables.

(a) Buyer’s Closing Deliverables. At the Closing, Buyer shall:

(i) deliver to Seller:

(A) the Closing Date Payment less the Holdback Amount, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

15

(B) original execution copies, signature pages or counterparts, as applicable, of this Agreement and the Ancillary Documents, each duly executed by Buyer; and

(C) such other customary instruments, filings or documents, in form and substance reasonably satisfactory to Seller or the Company, as may be required to give effect to this Agreement.

(ii) pay, on behalf of the Company or Seller, the following amounts:

(A) Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate (the “Estimated Indebtedness”); and

(B) any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate (the “Estimated Transaction Expenses”).

(b) Seller’s Closing Deliverables. At the Closing, the Company and Seller shall deliver, or shall cause to be delivered, to Buyer:

(i) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) original execution copies, signature pages or counterparts, as applicable, of this Agreement and the Ancillary Documents, each duly executed by Seller or the Company, as appropriate;

(iii) the consents, authorizations, orders and approvals from the third parties set forth on Section 3.02(b) of the Disclosure Schedule, in form and substance reasonably satisfactory to Buyer;

(iv) payoff letters, termination agreements, termination statements and other releases, including, but not limited to, duly executed, or authorization to execute and file, releases (including UCC termination statements) of all security interests (other than Permitted Encumbrances), as Buyer shall have reasonably requested, each in form and substance reasonably satisfactory to Buyer with respect to all Indebtedness and Transaction Expenses of the Company to be paid at Closing;

(v) duly executed resignations, effective at or prior to the Closing Date, of the officers and directors of the Company, in form and substance reasonably satisfactory to Buyer;

(vi) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Seller;

16

(vii) an IRS Form W-9, duly executed by Seller;

(viii) a certificate of the Secretary (or another officer) of the Company attesting to the incumbency of certain officers of the Company and certifying the following deliveries to be made by the Company:

(A) a true and correct copy of the Articles of Incorporation, together with all amendments thereto, in effect as of the Closing Date, certified by the Secretary of State of the State of Iowa;

(B) a true and correct copy of the Bylaws, together with all amendments thereto, in effect as of the Closing Date;

(C) a good standing certificate (or its equivalent) for the Company from the Secretary of State or similar Governmental Authority of the State of Iowa and all other States in which the Company is qualified to do business, dated no more than thirty (30) days prior to the Closing Date; and

(D) a true and correct copy of the resolutions duly adopted by the Company’s Board of Directors authorizing the Company’s execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party and all other agreements, documents and instruments to be executed, delivered and performed by the Company in connection herewith or therewith and the Company’s consummation of the transactions contemplated by this Agreement and the Ancillary Documents;

(ix) all books and records of the Company, including all corporate and other records, books of account, contracts, agreements and such other documents or certificates as Buyer may reasonably request, including minute books and shareholder records (if any); and

(x) such other customary instruments, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, but subject to Section 10.11, Seller and the Company represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa and has full corporate power and authority to carry on the Business as currently conducted and to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

17

Section 4.02 Authority of the Company; Enforceability. The Company has full corporate power and authority to enter into the Ancillary Documents to which the Company is or will be a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Company of any Ancillary Document to which the Company is or will be a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms. All corporate actions taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of one million (1,000,000) shares of common stock (“Common Stock”), of which ten thousand (10,000) shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.04 Subsidiaries. The Company does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 4.05 No Conflicts; Consents. The execution, delivery and performance by the Company of any Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Incorporation, Bylaws or other organizational documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 4.05 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject or any material Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated thereby.

18

Section 4.06 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2021, 2022 and 2023 and the related statements of income for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of October 31, 2024 and the related statement of income for the ten (10) month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Company and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated as well as all reserves (if any) taken with respect to Ask Risk of Obsolescence Inventory. The balance sheet of the Company as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”, and the balance sheet of the Company as of October 31, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 4.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (c) those set forth on Section 4.07 of the Disclosure Schedules.

Section 4.08 Solvency. The Company (a) is not insolvent and does not have unreasonably small capital and (b) has not incurred debts beyond its ability to pay such debts as they mature. No insolvency Actions or similar proceedings have been, or have been threatened to be, opened over the assets of the Company.

Section 4.09 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Business of the Company has been conducted in the ordinary course of business consistent with past practice, and except as set forth on Section 4.09 of the Disclosure Schedule, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Articles of Incorporation, Bylaws or other organizational documents of the Company;

19

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control (except with respect to At Risk of Obsolescence Inventory and military glove inventory), prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements (except with respect to inventory of military gloves);

(j) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(k) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) capital investment in, or loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) material capital expenditures;

(p) imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Company properties, capital stock or assets, tangible or intangible;

20

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, ordinary course cost of living raises or required by applicable Law, (ii) change in the terms of employment for any employee or terminated any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r) hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting of any employee below officer except to fill a vacancy in the ordinary course of business;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(z) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Disclosure Schedule lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.11(b) of the Disclosure Schedule and all Company IP Agreements set forth in Section 4.13(b) of the Disclosure Schedule, being “Material Contracts”):

21

(i) each Contract of the Company involving aggregate annual consideration in excess of $100,000.00;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all Employment Letters and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii) Contracts which contain “most favored nation” rights or similar rights or obligations binding the Company;

(ix) Contracts that provide any customer of the Company with pricing for products or services that is materially discounted from the Company’s otherwise standard pricing for comparable products or services;

(x) Contracts that provide any customer or any other Person with any rebate, reimbursement or other similar economic benefit (including, for any such Contract that is oral, verbal or otherwise unwritten, a summary of the material terms of such arrangement);

(xi) Contracts under which the amount payable by the Company is dependent on the revenue or income or similar measure of the Business or in which the Company is obligated to pay rebates, royalties, commissions, cooperative advertising or similar payments to any Person;

(xii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xiv) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

22

(xv) all collective bargaining agreements or Contracts with any Union to which the Company is a party.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to Seller’s Knowledge, the other party or parties thereto, in accordance with its terms. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or, to Seller’s Knowledge, is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Contract.

Section 4.11 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date other than properties and assets (i) set forth on Section 4.11(a) of the Disclosure Schedule, which shall be sold or transferred to Seller (or his Affiliate) prior to or concurrently with the Closing (the “Excluded Assets”), or (ii) sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 4.11(a) of the Disclosure Schedule;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 4.11(b) of the Disclosure Schedule lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto (collectively, the “Leases”) affecting leased the Real Property.

23

(c) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. There are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such owned Real Property or any portion thereof or interest therein. Each Lease is valid, binding, enforceable and in full force and effect, and the Company enjoys peaceful and undisturbed possession of the leased Real Property. The Company is not is breach or default under such Lease; no event has occurred, or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default; and the Company has paid all rent due and payable under such Lease. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto. The Company has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Real Property. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d) The use and operation of the Real Property in the conduct of the Company’s Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. The Company has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(e) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.12 Condition and Sufficiency of Assets. Except as set forth in Section 4.12 of the Disclosure Schedule, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

24

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedule contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s Business as currently conducted and as proposed to be conducted. All Company IP Registrations are registered in the name of the Company as indicated on Section 4.13(a) of the Disclosure Schedule. All required filings and fees and other legal requirements related to the Company IP Registrations have been timely complied with or filed with and paid to the relevant Governmental Authorities and authorized registrars, as applicable, and all Company IP Registrations are in good standing.

(b) Section 4.13(b) of the Disclosure Schedule contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person other than licenses for commercially available off-the-shelf software; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Seller’s Knowledge, any other party thereto is, or, to Seller’s Knowledge, is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedule, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s Business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company Intellectual Property and the Licensed Intellectual Property is all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted without (i) the need for Buyer to acquire or license any other intangible asset, intangible property or Intellectual Property or (ii) the breach or violation of any Contracts to which the Company is a party. The Company has entered into binding, valid and enforceable, written Contracts with each current and former independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of engagement with the Company whereby such independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such independent contractor within the scope of his or her engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such independent contractor may have in or to such Intellectual Property to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars.

25

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any material Licensed Intellectual Property.

(e) All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken commercially reasonable steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f) The conduct of the Company’s Business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company (i) has not been during the past three (3) years and is not currently infringing the Intellectual Property of any other Person; (ii) has been during the past three (3) years or is constituting unfair competition or trade practices under any applicable Law.

(g) There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled during the past three (3) years, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement or unauthorized use, disclosure or exploitation of the Intellectual Property of any Person by the Company in the conduct of the Business, or any unfair competition; (ii) inviting the Company to take a license under any Intellectual Property or to consider the applicability of any Intellectual Property to the conduct of the Business; or (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property or Licensed Intellectual Property (excluding office actions in the course of prosecution). To Seller’s Knowledge, no Person has infringed or otherwise violated any Company Intellectual Property. The Company has not sent any written notice to, or asserted or threatened in writing any Action or claim against, any Person alleging infringement or other violation of any Company Intellectual Property.

(h) The Company is not subject to any outstanding or, to Seller’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to materially restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(i) Section 4.13(i) of the Disclosure Schedule contains a correct, current, and complete list of all social media accounts used in the Company’s Business. The Company has complied with all terms of use, terms of service and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites or services (collectively, “Platform Agreements”). In connection with use of social media in the conduct of the Business, there are no Actions settled, pending or, to Seller’s Knowledge, threatened alleging (i) any breach or other violation of any Platform Agreement by Seller or the Company or (ii) defamation, any violation of publicity rights of any Person or any other violation by Seller or the Company.

26

(j) All Company IT Systems are in working order and are sufficient for the operation of the Company’s business as currently conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems which has materially impaired the Company’s ability to operate the Business. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery and Software and hardware support arrangements.

(k) Except as set forth on Section 4.13(k) of the Disclosure Schedule, the Company does not use AI Systems in the operations or conduct of the Business, and the Company has not implemented, and does not maintain, policies and procedures related to use of AI Systems.

Section 4.14 Privacy. During the past three (3) years, the Company has complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices and statements concerning the collection, use, processing, storage, transfer and security of personal information in the conduct of the Business. In the past three (3) years, the Company has not (i) experienced any actual, alleged or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer or protection of personal information or actual, alleged or suspected violation of any applicable Law concerning privacy, data security or data breach notification.

Section 4.15 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for (i) obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, (ii) military glove inventory, and (iii) At Risk of Obsolescence Inventory for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.16 Accounts Receivable; Accounts Payable.

(a) The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

(b) The accounts payable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date constitute only valid payables arising from bona fide transactions in the ordinary course of business. There is no contest, claim, or right of set-off under any contract with any Person owed accounts payable relating to the amount or validity of such accounts payable.

27

Section 4.17 Customers and Suppliers.

(a) Section 4.17(a) of the Disclosure Schedule sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000.00 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.17(a) of the Disclosure Schedule, the Company has not received any written or, to Seller’s Knowledge, other form of notice, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 4.17(b) of the Disclosure Schedule sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000.00 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.17(b) of the Disclosure Schedule, the Company has not received any written or, to Seller’s Knowledge, other form of notice, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect as of immediately prior to the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Section 4.18 of the Disclosure Schedule, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) to Seller’s Knowledge are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Section 4.18 of the Disclosure Schedule sets forth a list of all pending claims and the claims history for the Company since January 1, 2021. Except as set forth on Section 4.18 of the Disclosure Schedule, there are no claims related to the business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, nor has the Company otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

28

Section 4.19 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.19(a) of the Disclosure Schedule, there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by the Company or affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (ii) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.20 Compliance with Laws; Permits.

(a) Except as set forth in Section 4.20(a) of the Disclosure Schedule, the Company has, during the past three (3) years, complied, and is now complying, in all material respects with all Laws applicable to it or its properties or assets or the Business.

(b) All material Permits required for the Company to conduct its Business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.20(b) of the Disclosure Schedule lists all material current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. The Company has, during the past three (3) years, complied and is now complying in all material respects with the terms of all Permits listed on Section 4.20(b) of the Disclosure Schedule.

Section 4.21 Environmental Matters.

(a) The Company is currently and, during the past three (3) years, has been in compliance in all material respects with all Environmental Laws. Neither Seller nor the Company has received from any Person, with respect to the Business or the Company’s properties or assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved or is the source of ongoing obligations or requirements as of the Closing Date. There are no pending or, to Seller’s Knowledge, threatened claims resulting from any liability arising under or pursuant to any Environmental Law, with respect to or affecting any of the Real Property or any other asset used in the operation of the Business.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.21(b) of the Disclosure Schedule) necessary for the ownership, lease, operation or use of the Business or assets of the Company and all such Environmental Permits are in full force and effect.

(c) None of the assets or any real property currently or formerly owned, leased or operated by the Company in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or, to Seller’s Knowledge, any real property currently or formerly owned, operated or leased by the Company or any geographically, geologically, hydraulically or hydro-geologically adjoining property (“Adjoining Property”), and except as set forth on Section 4.21(d) of the Disclosure Schedule, neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) or Adjoining Property has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

29

(e) There are no active or abandoned aboveground or underground storage tanks or landfills, surface impoundments or disposal areas owned or operated by the Company or used by the Company in connection with the Business. There are no off-site Hazardous Materials treatment, storage or disposal facilities or locations used by the Company or Seller (and any predecessors as to which the Company or Seller may retain liability).

(f) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law. To the extent Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law, such liabilities or obligations shall not flow to or be borne by the Company.

(g) Seller has provided or otherwise made available to Buyer and listed in Section 4.21(g) of the Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased Real Property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) Except as set forth on Section 4.21(h) of the Disclosure Schedule:

(i) the Company has certified to all industry standard or customer requested certifications regarding Hazardous Materials, including, not limited to, per- and poly- fluoroalkyl substances (PFAS) (collectively, the “PFAS Certifications”);

(ii) the Company has received from its suppliers written assurances of such compliance and certification as to enable the Company to make such PFAS Certifications to its customers and regarding its products; and

(iii) to the Seller’s Knowledge, all suppliers all have complied with, and certified to, the PFAS Certifications for which such supplier has provided written assurances of compliance and certification.

Section 4.22 Employee Benefit Matters.

(a) Section 4.22(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.22(a) of the Disclosure Schedule, each, a “Benefit Plan”).

30

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, U.S. Department of Labor, U.S. Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any of its ERISA Affiliates to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws, and all benefits accrued under any unfunded Benefit Plan have been paid or accrued for.

31

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 4.22(g) of the Disclosure Schedule, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

32

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to “gross-up”, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.23 Employment Matters.

(a) Section 4.23(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits (other than de minimis fringe benefits) provided to each such individual as of the date hereof. Except as set forth in Section 4.23(a) of the Disclosure Schedule, as of the Closing Date, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the unaudited balance sheet contained in the Closing Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) The Company is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

33

(c) The Company is and, for the past three (3) years, has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. 203 and state and local wage and hour laws are properly classified. The Company is in compliance in all material respects with and, for the past three (3) years, has complied in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 4.23(c) of the Disclosure Schedule, there are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) The Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

Section 4.24 Taxes. Except as set forth in Section 4.24 of the Disclosure Schedule:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects, and for the avoidance of doubt (and not limitation of the foregoing), such Tax Returns that were improperly prepared have been revised, amended, changed, modified or otherwise corrected prior to the Closing Date. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) During the past three (3) years, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No outstanding extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

34

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 4.24(f) of the Disclosure Schedule sets forth:

(i) those years for which examinations by the taxing authorities have been completed; and

(ii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.

(i) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2020.

(j) There are no Encumbrances for Taxes nor is any taxing authority in the process of imposing any Encumbrances (other than for current Taxes not yet due and payable) upon the assets or properties of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

35

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(o) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) The Company (and any predecessor of the Company) has been a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code at all times since its formation and shall continue to be a valid S-corporation for federal, state and local Tax purposes (i) up to and including the Closing Date. There have been no events, transactions or activities of the Company or Seller that would cause, or would have caused, the status of the Company as S-corporation to be subject to termination or revocation (whether purposefully or inadvertently).

Section 4.25 Government Contracts; PPP Loan.

(a) Section 4.25(a) of the Disclosure Schedule lists (i) each Government Contract that is currently in force and active or is not closed out or remains subject to audit, including all parties, contract number, any Preferred Bidder Status, award date, period of performance (including unexercised option periods) and total contract value or total estimated contract value (inclusive of option periods); (ii) each outstanding Government Bid, including the customer, program name, solicitation number, any Preferred Bidder Status, the anticipated award date, the estimated period of performance and the total bid price; and (iii) each Government Contract under which the Company is experiencing any material cost, schedule, technical or quality problems.

(b) The Company and, to the Knowledge of Seller, each subcontractor or supplier under a Government Contract or Government Bid has complied in all material respects with all laws, terms and conditions of or applicable to each Government Contract or Government Bid (including all clauses, provisions and requirements expressly included, incorporated by reference or applicable by operation of law) and flowed down material required provisions and certifications to its subcontractors and suppliers. All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with any Government Contract or Government Bid (including, without limitation, all representations and certifications contained in the System for Award Management (SAM) or similar database maintained by any other Governmental Authority and all representations and certifications submitted to any prime contractor or higher-tier subcontractor) were true and accurate as of the date of submission in all material respects. The Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and Government Bids, including, without limitation, any obligation to update such representations, certifications or disclosures. Each invoice submitted by or on behalf of the Company in connection with any Government Contract or Government Bid was current, accurate and complete in all material respects as of the date of its submission and no refunds or adjustments are due or will be demanded.

36

(c) Except as set forth in Section 4.25(c) of the Disclosure Schedule, no Government Contract or any outstanding Government Bid is or was set-aside or reserved based in whole or in part on the Company’s Preferred Bidder Status. Within the last six (6) years, the Company has not submitted any bid, proposal, offer or quote or been awarded a Government Contract for which the Company was ineligible for award or that depended on a Preferred Bidder Status for which the Company did not qualify at the time of submission of its bid, proposal, offer or quote.

(d) During the past six (6) years, the Company has not received any written or, to Seller’s Knowledge, other form of notice terminating any Government Contract (whether for convenience or default) or indicating an intent to terminate or materially reduce scope, revenue or duration (including any intent not to exercise any option) of any Government Contract. During the past six (6) years, the Company has not received nor, to the Knowledge of Seller, is there any expected or threatened notice of default, show cause, letter of concern, assessment of liquidated damages, cure, deficiency, default or similar notice relating to any Government Contract.

(e) With regard to all Government Contracts and Government Bids: (i) the Company has not undergone during the past six (6) years nor is undergoing any audit, review, inspection, investigation, survey or examination of records other than in the ordinary course of business, and, to the Knowledge of Seller, there is no basis for any such audit, review, inspection, investigation, survey or examination of records; (ii) during the past six (6) years, the Company has not conducted or initiated any audit, review or inquiry with respect to any suspected, alleged or possible violation of any contract requirement or law or inaccuracy in any representation or certification; (iii) during the past six (6) years, the Company has not made or been required to make any voluntary or mandatory disclosure to any Governmental Authority with respect to evidence or existence of any alleged, suspected or possible breach, violation, irregularity, mischarging, misstatement or other act or omission, and there have been no facts and circumstances that would require a mandatory disclosure pursuant to any Government Contract or Law applicable to a Government Contract or Government Bid; (iv) during the past six (6) years, there have been no document requests (other than in the ordinary course of business), subpoenas, search warrants or civil investigative demands addressed to or requesting information from the Company or any of its officers, managers or employees; (v) during the past six (6) years, neither the Company nor any of its respective officers, managers, directors or, to the Knowledge of Seller, employees has been under, nor, to the Knowledge of Seller, is there pending or threatened any administrative, civil or criminal investigation or indictment or any audit (other than routine audits) involving alleged false statements, false claims or other improprieties; (vi) during the past six (6) years, the Company has not been nor is now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties; and (vii) during the past six (6) years, the Company has not made any payment, directly or indirectly, to any Person in violation of applicable Regulation, including those relating to gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

37

(f) The Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Authority or other authorized party. The Company has not granted, agreed to grant or entered into any Government Contract that requires granting of (i) ownership of any Intellectual Property or (ii) a license to Intellectual Property that differs materially from those offered by the Company in the ordinary course of business. The Company has taken commercially reasonable steps under all Government Contracts and applicable Law to assert, protect and support their rights in Intellectual Property so that no more than the minimum rights or licenses required under applicable laws and the terms of any Government Contract will have been provided to any Governmental Authority or counterparty to such Government Contract. Without limiting the foregoing, the Company has timely disclosed and elected title to all subject inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, received an authorized representative’s written acceptance of any license terms applicable to commercial computer software or commercial computer software documentation and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation and other Intellectual Property delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts, and no Governmental Authority or higher-tier contractor has challenged or, to the Knowledge of Seller, has any basis for challenging, the markings and rights asserted by the Company.

(g) The Company does not hold any facility security clearance, and none of the officers and directors of the Company holds any personnel security clearance related to the conduct of the Business.

(h) All of the past performance evaluations submitted to the Contractor Performance Assessment Reporting System (CPARS) or generated by a customer which have been provided or made available to the Company during the last six (6) years have been made available to Buyer. Within such three- (3-) year period, no Governmental Authority has assigned the Company a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire or similar evaluation of past performance.

(i) There are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict any the Company’s (or any Affiliate’s) ability to bid on or perform work on future contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in Federal Acquisition Regulation (“FAR”) Subpart 9.5 or other applicable Law or contract term. No organizational conflicts of interest will arise as a consequence of the consummation of the transactions contemplated herein.

(j) Neither the Company nor any of its Principals (as defined in FAR 2.101) has been or is now suspended, debarred, proposed for suspension or debarment, deemed non-responsible or otherwise excluded from the award of any potential Government Contract as a prime contractor or subcontractor.

(k) With the respect to any multiple award schedule Government Contract, the Company (i) has not, at any time, charged a price that is inconsistent with, or disruptive of, any established basis-of-award customer pricing; (ii) has complied in all material respects with any price reductions clause (e.g., 48 C.F.R. § 552.238-81), including all notice requirements therein, and there are no facts or circumstances that would reasonably be expected to result in a demand for a refund based upon the Company’s failure to comply with such price reductions clause; and (iii) has complied in all respects will all payment requirements of the Industrial Funding Fee (as described in 48 C.F.R. § 552.238-80 or similar clause).

38

(l) The Company is, and for the past seven (7) years has been, in compliance in all material respects with all Law establishing or relating to embargoes and sanctions of or by the United States and has obtained and maintained, as applicable, all licenses, shipping documentation and authorizations that are required by any Governmental Authority.

(m) At the time of each application for its PPP Loan, the Company was in all material respects eligible to apply for and to receive such PPP Loan and met all requirements of receiving such PPP Loan, as promulgated by the SBA. In connection with the PPP Loan, all representations, warranties and certifications of the Company and its officers, managers, directors and employees, if any, to the SBA and/or the PPP Lender were, when made, true, complete and accurate in all material respects. The Company’s incurrence of the PPP Loan was duly authorized by Seller or the Company’s boards of directors (or similar governing body) and did not violate or cause an event of default to occur under any Contract to which the Company is a party or by which any of its assets or properties are bound. The Company received written confirmation from the SBA and the PPP Lender that all amounts under the PPP Loan have been forgiven in full as of November 1, 2022, and all obligations of the Company are irrevocably and permanently discharged and terminated. The Company has not applied for or received any other loans or financial assistance from the SBA, the U.S. Department of Treasury or any other Governmental Authority. No Governmental Authority has a basis to disallow or request a refund for any costs charged to any Government Contract as a result of forgiveness of the PPP Loan, nor has the Company used any funding from the PPP Loan for costs reimbursed or submitted for reimbursement under any Government Contract.

Section 4.26 Books and Records. The minute books and stock record books of the Company have been made available to Buyer. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.27 Bank Accounts. Section 4.27 of the Disclosure Schedule contains a true, correct and complete list of (a) all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each Person who has signature power or power of attorney to act on behalf of the Company with respect to each such account and (b) powers of attorney granted or entered into by the Company that are in effect.

Section 4.28 Related Party Transactions. Except as set forth on Section 4.28 of the Disclosure Schedule, there are no Contracts or other arrangements involving the Company in which Seller, its Affiliates, or any of its or their respective directors, officers or employees is a party, has a financial interest or otherwise owns or leases any material asset, property or right which is used by the Company.

Section 4.29 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 4.30 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV and ARTICLE V (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

39

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, but subject to Section 10.11, Seller represents and warrants to Buyer that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Ownership of Shares. Seller is the beneficial and registered owner of the Shares, and Seller has good and valid title to the Shares, free and clear of any Encumbrances (other than the rights of the Buyer created hereunder). Seller is not party to any agreements pursuant to which registration rights in the equity securities of the Company have been granted, equityholder agreements (or similar arrangements), whether written or verbal, among any current or former equityholders of the Company, contractual preemptive rights or rights of first refusal with respect to the Shares. Seller represents and warrants that it has the right to sell and transfer to Buyer the full legal and beneficial interest in the Shares on the terms set out in this Agreement.

Section 5.02 Authority of Seller; Enforceability. Seller has good and sufficient legal right, power and authority to enter into and deliver this Agreement and the Ancillary Documents and to complete the transactions to be completed by such Seller contemplated hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which he is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Incorporation, Bylaws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; or (c) require the consent, notice or other action by any Person under any Material Contract to which Seller is a party. Except as set forth in Section 5.03 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller or an Affiliate of Seller.

40

Section 5.05 Legal Proceedings. There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any Affiliate of Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There is no Action pending against any Seller relating to the Business or the activities, properties or assets of the Company. Seller is not party to or subject to the provisions of any Governmental Order, writ, injunction, judgment or decree of any Governmental Authority, and there is no Action by Seller currently pending or which Seller intends to initiate, relating to the Business or the activities, properties or assets of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE VI are true and correct as of the date hereof.

Section 6.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.02 Authority of Buyer; Enforceability. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 6.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Incorporation, Bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 6.04 Brokers. Except for Cherry Tree & Associates, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

41

Section 6.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 6.06 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.03 of this Agreement) and consummate the transactions contemplated by this Agreement.

Section 6.07 Investment Intent. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 6.08 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and the Company set forth in ARTICLE IV and ARTICLE V of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE IV and ARTICLE V of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VII

COVENANTS

Section 7.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall (if legally permitted to do so) promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

42

Section 7.02 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Company after the Closing), or any other Person who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship; or (iv) otherwise intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and client, customer, supplier or licensor of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.02(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one hundred and eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company. The solicitation, enticement, or attempt to solicit or entice any current or potential clients or customers of the Company shall only limit the Seller or its Affiliates regarding any business which is competitive with the Business.

(d) Seller acknowledges that a breach or threatened breach of this Section 7.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 7.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

43

(f) For the avoidance of doubt, Buyer hereby acknowledges that the protective gloves currently designed, manufactured, produced, distributed and/or sold by Clime and Place are not competitive with the Business, and the design, manufacture, production, distribution and/or selling of the protective gloves by Clime and Place shall not be considered part of the Restricted Business for all purposes hereof.

Section 7.03 Post-Closing Access to Records. From and after the Closing Date and for a period ending on the later of (i) the six (6) year anniversary of the Closing Date, or (ii) the date that Seller no longer has any indemnification obligations to Buyer under ARTICLE IX, Buyer shall provide, and shall cause the Company to provide, Seller, at Seller’s sole expense, with such information concerning the operation of the Company prior to the Closing as the Seller may reasonably request in writing (email being sufficient) for Tax, accounting, litigation and other reasonable purposes. Unless otherwise consented to in writing by the Seller, Buyer shall not, and Buyer shall ensure that the Company does not, for a period ending on the later of (i) the six (6) year anniversary of the Closing Date, or (ii) the date that Seller no longer has any indemnification obligations to Buyer under ARTICLE IX, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date. Seller shall keep all information provided or obtained pursuant to this Section 7.03 in confidence and shall not disclose any of such information to any Person except as required by Law or as advised by outside counsel as required in order to prepare and file tax returns, prepare books and records and financial statements, or to defend against or pursue any Action.

Section 7.04 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.05 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VIII

TAX MATTERS

Section 8.01 Tax Covenants.

(a) Seller shall revise, amend, change, modify or otherwise correct all Company Tax Returns that were improperly prepared prior to the Closing Date. Seller agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against all Losses arising from, relating to or otherwise in connection with any and all Tax Returns that were improperly prepared prior to the Closing Date.

44

(b) Without the prior written consent of Buyer, Seller shall not (and, prior to the Closing, Seller shall cause the Company, its Affiliates and their respective Representatives not to), to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election (including, but not limited to, the Company’s election to be taxed as an S-corporation within the meaning of Section 1361 and Section 1362 of the Code), amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset. Other than the transactions contemplated by this Agreement, neither the Company nor Seller shall take any action, or allow any action, that would cause the Company to no longer be treated as an S-corporation within the meaning of Section 1361 and Section 1362 of the Code.

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within twenty (20) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within five (5) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 8.02 Termination of Existing Tax Sharing Agreements. Seller shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not) binding upon the Company as of the Closing Date. After Closing, none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 8.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Net Working Capital, from and after Closing, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.24 (Taxes); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE VIII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (“Pre-Closing Taxes”); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 8.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

45

Section 8.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 8.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VIII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent Seller is prejudiced thereby. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 8.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VIII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 8.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

46

Section 8.08 Payments to Buyer. Any amounts payable to Buyer by Seller pursuant to this ARTICLE VIII shall be satisfied by (a) first deducting from the Holdback Amount, and releasing back to Buyer, such amount in accordance with Section 2.05 and (b) then, to the extent the amount of Losses exceeds the amount available in the Holdback Amount, by wire transfer of immediately available funds to an account designed in writing by Buyer to Seller.

Section 8.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.24 (Taxes) and thisARTICLE VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 8.10 Section 338(h)(10) Election.

(a) At Buyer’s option, the Company and Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Law) with respect to the purchase and sale of the Shares (collectively, a “Section 338(h)(10) Election”). Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election, and Seller shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.

(b) If a Section 338(h)(10) Election is made, Seller and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule attached hereto as Annex B (the “Allocation Schedule”). Buyer, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.03, this ARTICLE VIII or ARTICLE IX below shall be allocated in a manner consistent with the Allocation Schedule.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.24 (Taxes), which are subject to ARTICLE VIII) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, that the representations and warranties contained in Section 4.21(h) (PFAS Certifications) and Section 4.25 (Government Contracts; PPP Loan) shall survive until the date that is sixty (60) months from the Closing Date, and the Fundamental Representations and Warranties shall survive for the full applicable statute of limitations (giving effect to waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

47

Section 9.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE IX, from and after the Closing Date, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(c) any Third-Party Claim based upon, resulting from or arising out of the matters brought against the Company prior to the fifth (5th) anniversary of the Closing Date that are based upon, resulting from or arising out of (i) allegations related to the Company’s failure to comply with, or the Company’s violation of, Environmental Laws regulating per- and poly- fluoroalkyl substances (PFAS) on or prior to the Closing Date or (ii) allegations that relate to per- and poly- fluoroalkyl substances (PFAS) contained in or released by, or alleged to be contained in or released by, the products manufactured, distributed and/or sold by the Company on or prior to the Closing Date .

Section 9.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE IX, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $175,000.00 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 9.02(a) shall not exceed $2,500,000.00 (the “Cap”). The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 9.02(c) shall not exceed the Purchase Price less any income taxes due thereon, as adjusted for any reduction in Purchase Price pursuant to Section 9.08. Seller may defer payment of any amounts due and payable to Buyer pursuant to this ARTICLE IX for a period of eighteen (18) months, provided that such amounts deferred shall not exceed the amount of the income taxes previously paid by Seller related to the Purchase Price that is expected to be refunded to Seller due to the reduction in Purchase Price pursuant to Section 9.08 below.

48

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Fundamental Representations and Warranties; provided, however, Seller’s aggregate liability for all indemnifiable Losses (except in the case of fraud on the part of Seller in the making of the representations and warranties set forth in this Agreement) shall not exceed an amount equal to the Purchase Price. For the avoidance of doubt, the limitations set forth in this Section 9.04 shall not apply to fraud on the part of Seller in the making of the representations and warranties set forth in this Agreement.

(d) For purposes of calculating the amount of any Loss pursuant to this ARTICLE IX, but not for purposes of determining whether there has been an inaccuracy in or breach of any representation or warranty, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05 Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party.”

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim (including any Third Party Claim under Section 9.02(c)) at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

49

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty- (30-) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

50

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.24 (Taxes) hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VIII) shall be governed exclusively by ARTICLE VIII hereof.

Section 9.06 Mitigation. Notwithstanding anything to the contrary in this Agreement, payments made to an Indemnified Party in respect of any Losses shall be reduced by an amount equal to any third party cash recoveries (net of reasonable out-of-pocket expenses incurred in obtaining such recovery) actually received by such Indemnified Party under any insurance policies and any indemnity, contribution or other similar payment. Each Indemnified Party shall use commercially reasonable efforts to receive any available insurance proceeds and any indemnity, contribution or other similar payment (it being understood and agreed that the Indemnified Party shall not be obligated to commence any Action against the relevant insurer or third party, but that the Indemnifying Party may, at the Indemnifying Party’s sole expense, elect to commence an Action in the name of the Indemnified Party or the Company (as applicable) against the relevant insurer or third party) and to mitigate any Losses to the extent required by applicable Law.

Section 9.07 Indemnification Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE IX shall be satisfied first (a) from the Holdback Amount and (b) then, to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Holdback Amount, from Seller.

Section 9.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.09 Exclusive Remedies. Subject to and except for Section 2.03 (Purchase Price Adjustment), Section 7.02 (Non-Competition; Non-Solicitation) and Section 10.10 (Specific Performance), the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VIII and this ARTICLE IX. In furtherance of the foregoing, except with respect to Section 2.03 (Purchase Price Adjustment), Section 7.02 (Non-Competition; Non-Solicitation) and Section 10.10 (Specific Performance), each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VIII and this ARTICLE IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud or willful misconduct.

51

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	2808 Jordan Grove West Des Moines, IA 50265 Email: wavl60@gmail.com Attention: William A. Van Lent
with a copy to (which shall not constitute notice):	Koley Jessen P.C., L.L.O. 1125 South 103rd Street, Suite 800 Omaha, NE 68124 Attention: Taylor Dieckman E-mail: taylor.dieckman@koleyjessen.com
If to Buyer:	1525 Perimeter Parkway Suite 325 Huntsville, Alabama 35806 Email: rdshannon@lakeland.com Attention: Roger Shannon
with a copy to (which shall not constitute notice):	Maynard Nexsen PC 655 Gallatin Street Southwest Huntsville, Alabama 35801 Email: rmarsden@maynardnexsen.com Attention: Richard Marsden

52

Section 10.03 Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07 No Third-Party Beneficiaries. Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

53

Section 10.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09(C).

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

54

Section 10.11 Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to each other representation, warranty or covenant in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule shall not be deemed to constitute an admission of any liability by Seller or the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including via Docusign.com or SimplyAgree.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Representation of Seller and Company. Buyer agrees, on its own behalf and on behalf of its Affiliates, that (a) one or more of the Company or Seller have retained Koley Jessen P.C., L.L.O. (“KJ”) to act as their counsel in connection with the transactions contemplated herein as well as other past matters, (b) KJ has not acted as counsel for any other Person in connection with the transactions contemplated herein, and no Person other than the Company and Seller has the status of a KJ client for conflict of interest or any other purpose as a result thereof, and (c) following the Closing, KJ may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement, the negotiation, execution, or performance of this Agreement, or the transactions contemplated herein, including any litigation, claim, or obligation arising out of or relating to this Agreement, the negotiation, execution, or performance of this Agreement, or the transactions contemplated herein, notwithstanding any representation by KJ prior to the Closing Date of the Company or Seller. Buyer (on behalf of itself and its Affiliates) hereby irrevocably (i) waives any claim it have or may have that KJ has or will have a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, in the event that a dispute (including litigation) arises after the Closing between Buyer or the Company, on the one hand, and Seller or any of its Affiliates on the other hand, KJ may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though KJ may have represented the Company or other Persons in a matter substantially related to such dispute. Buyer represents that its own counsel has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against KJ, and Buyer’s and the Company’s consent with respect to this waiver is fully informed. Buyer and the Company (on behalf of themselves and their respective Affiliates) also further agree that, as to all communications among KJ, on the one hand, and the Company and Seller, or their respective Affiliates and representatives, on the other hand, that relate in any way to this Agreement, the negotiation, execution, or performance of this Agreement or the transactions contemplated herein, the attorney-client privilege and the expectation of client confidence belongs to Seller and shall be controlled by Seller and will not pass to or be claimed by Buyer or the Company. In addition, upon the Closing, all of the client files and records in the possession of KJ related to this Agreement, the negotiation, execution, or performance of this Agreement will continue to be property of (and be controlled by) Seller, and the Company will not retain any copies of such records or have any access to them. Without limiting the foregoing, Buyer and the Company, on behalf of themselves, their Affiliates, subsidiaries, and their respective current and future members, partners, equityholders, Representatives, and each of the successors and assigns of the foregoing (the “Waiving Parties”), hereby acknowledge and agree that all (x) emails and other communications from or among Seller or the Company (or any Affiliates, directors, managers, officers, employees, agents, advisors, attorneys, accountants, consultants, or other Representatives of any of the foregoing) concerning, related to, or in respect of the sale process, this Agreement, or any agreement entered into in connection with herewith or related hereto (including all prior drafts), the assets, liabilities, operations, prospects, and condition of the Company and its business as related to the foregoing, and any other matter relating to any of the foregoing (whether or not such email or other communication is entitled to any attorney-client or other privilege) and (y) documents or materials created by or on behalf of any such Persons in connection with, in preparation for, related to, or arising out of the sale process, any prior sale processes, this Agreement or any agreement entered into in connection herewith or related hereto (including all prior drafts), and the subject matter hereof and thereof, or any dispute or proceeding arising out of or relating to, the sale process, this Agreement, any agreement entered into in connection herewith, the transactions contemplated herein, or any matter relating to any of the foregoing, will be exclusively owned and controlled by Seller and shall not pass to or be claimed by Buyer, the Company, or any subsidiaries thereof, and from and after the Closing, none of Buyer, the Company, or any subsidiaries thereof or any other Person purporting to act on behalf thereof or any of the Waiving Parties will seek to access, obtain, use, rely on, or otherwise disclose the same, including by or through any legal or other process, without in each case first obtaining Seller’s consent, which may be granted or withheld in its sole discretion. In furtherance of the foregoing, Buyer acknowledges and agrees that it would be impractical to remove all such emails and communications from the records (including emails and other electronic files) of the Company and that any possession of Buyer or the Company of any of the foregoing will not affect or alter the ownership of such emails and communications. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company and a third party other than a party to this Agreement (or an Affiliate thereof) after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by KJ to such third party; provided, that the Company may not waive such privilege without the prior written consent of Seller.

[Signature Page Follows]

55

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

LAKELAND INDUSTRIES, INC.

By:	/s/ Roger D. Shannon
Name:	Roger D. Shannon
Title:	Chief Financial Officer

SELLER:

/s/ William A. Van Lent
WILLIAM A. VAN LENT

Signature Page

Stock Purchase Agreement

56